Exhibit 99.23(m)

OLD WESTBURY FUNDS, INC.

SHAREHOLDER SERVICING PLAN

WHEREAS, Old Westbury Funds, Inc. (the “Corporation”) is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Corporation desires to adopt a Shareholder Servicing Plan (the “Plan”) on behalf of each series of the Corporation listed in Appendix A, as it may be amended from time to time (each, a “Portfolio”, and collectively, the “Portfolios”), and the Board of Directors (the “Directors”), including a majority of the Independent Directors (as defined below), has determined that there is a reasonable likelihood that adoption of the Plan will benefit each Portfolio listed in Appendix A and its shareholders;

NOW, THEREFORE, the Corporation, on behalf of each Portfolio listed in Appendix A, adopts the Plan on the following terms and conditions:

Section 1. The Corporation, on behalf of each Portfolio listed in Appendix A, will execute and deliver a written agreement substantially in the form attached hereto as Appendix B (the “Shareholder Servicing Agreement”) with Bessemer Trust Company, N.A. (“BTNA”). Pursuant to the Shareholder Servicing Agreement, BTNA shall provide shareholder support services (“Shareholder Support Services”) to persons who beneficially own shares of a Portfolio in consideration of the fees payable by each Portfolio listed in Appendix A, computed monthly in the manner set forth in such Portfolio’s then current prospectus. Shareholder Support Services may include, but are not limited to, answering customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares of the Corporation may be effected and other matters pertaining to the Corporation; assisting shareholders in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to establish and maintain shareholder accounts and records; assisting in processing purchase and redemption transactions; assisting in the wiring of funds; assisting in the transmission and receipt of funds in connection with customer orders to purchase or redeem shares; verifying and guarantying shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnishing (either separately or on an integrated basis with other reports sent to a shareholder by the Corporation) monthly and year-end statements and confirmation of purchases and redemptions; transmitting, on behalf of the Corporation or the relevant Portfolios, proxy statements, annual reports, updated prospectuses and other communications from the Corporation or the affected Portfolio to shareholders of Portfolios; receiving, tabulating and transmitting to the Corporation proxies executed by shareholders with respect to meetings of shareholders of the Corporation or a Portfolio; and providing such other related services as the Corporation or a shareholder may reasonably request. BTNA is expressly permitted to engage shareholder sub-servicing agents to provide Shareholder Support Services (“Shareholder Sub-Servicing Agents”) to the clients of Shareholder Sub-Servicing Agents who are Portfolio shareholders pursuant to written agreements substantially in the form attached hereto as Appendix B (the “Shareholder Sub-Servicing Agreements”). BTNA shall be solely responsible for making payments, from its fees, to any Shareholder Sub-Servicing Agent that it engages to provide Shareholder Support Services and for determining the amount of such payments. The Corporation’s distributor, administrator and adviser, and their respective affiliates, are eligible to become Shareholder Sub-Servicing Agents. All expenses incurred by a Portfolio in connection with the Shareholder Servicing Agreement and the implementation of the Plan shall be borne entirely by the holders of that Portfolio.

Section 2. The Corporation’s officers shall monitor, or shall cause the Corporation’s administrator to monitor, the arrangements pertaining to the Shareholder Servicing Agreement and Shareholder Sub-Servicing Agreements.

Section 3. The Plan shall be effective with respect to each Portfolio listed on Appendix A (or each Portfolio added to Appendix A from time to time): (a) on the date upon which it is approved for such Portfolio by vote of a majority of the Directors of the Corporation, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on the approval of the Plan for such Portfolio, or such later date as may be designated by the Directors in connection with the foregoing approval; or (b) on the date the Portfolio commences operations, if such date is later.

Section 4. Unless earlier terminated, the Plan shall continue in effect for a period of one year from its effective date and shall continue thereafter for successive annual periods, provided that such Plan is reapproved at least annually, with respect to a Portfolio by vote of a majority of the Directors, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such reapproval.

Section 5. So long as the Plan is in effect, the Corporation shall provide, or shall cause the Corporation’s administrator to provide, to the Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

Section 6. The Plan may be amended at any time with respect to a Portfolio by the Directors, provided that any material amendment of the terms of the Plan (including a material increase of the fee payable hereunder) shall become effective with respect to a Portfolio only upon the vote of a majority of the Directors, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such amendment.

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Section 7. The Plan may be terminated with respect to any Portfolio at any time by vote of a majority of the Directors, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such termination.

Section 8. While the Plan is in effect, the selection and nomination of the Directors who are not interested persons of the Corporation shall be committed to the discretion of such Directors who are not interested persons of the Corporation.

Section 9. Notwithstanding anything herein to the contrary, no Portfolio shall be obligated to make any payments under the Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

Section 10. The Corporation shall preserve copies of the Plan, the Shareholder Servicing Agreement, any Shareholder Sub-Servicing Agreements and each written report presented to the Corporation’s Board of Directors pursuant to Section 5 hereof, for a period of not less than six years from the date of the Plan, Agreement or report, as the case may be, the first two years in an easily accessible place.

Section 11. The provisions of the Plan are severable for each Portfolio listed in Appendix A, and whenever any action is to be taken with respect to the Plan, such action shall be taken separately for each such Portfolio affected.

Section 12. As used in the Plan, (a) the term “interested person” shall have the meaning given it in the 1940 Act and the rules and regulations thereunder, subject to such exemption or interpretation as may be provided by the Securities and Exchange Commission or the staff thereof, and (b) the term “Independent Directors” shall mean the Directors who (i) are not “interested persons” of the Corporation and (ii) have no direct or indirect financial interest in the operation of the Plan or in the Shareholder Servicing Agreement or any Shareholder Sub-Servicing Agreement.

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APPENDIX A

SHAREHOLDER SERVICING FEES

Portfolios	Maximum Annual Shareholder Servicing Fee*
Fixed Income Fund	0.15%
Global Small Cap Fund	0.15%
International Fund	0.15%
Large Cap Equity Fund	0.15%
Mid Cap Equity Fund	0.15%
Municipal Bond Fund	0.15%
Real Return Fund	0.15%

*	Annual fees payable to BTNA are expressed as a percentage of the average daily net asset value of the shares of the particular Portfolio beneficially owned by or attributable to clients of BTNA and any Shareholder Sub-Servicing Agents.

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APPENDIX B

OLD WESTBURY FUNDS, INC.

SHAREHOLDER SERVICING AGREEMENT

THIS SHAREHOLDER SERVICING AGREEMENT is made as of [March 1, 2007] by and between Old Westbury Funds, Inc. (the “Corporation”), a Maryland corporation having its principal place of business at 760 Moore Road, King of Prussia, Pennsylvania 19406, and Bessemer Trust Company, N.A. (“BTNA”), a national association having its principal place of business at 630 Fifth Avenue, New York, NY 10111.

WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the “l940 Act”), as an open-end management investment company and is authorized to issue shares in one or more series;

WHEREAS, the Corporation desires that BTNA provide certain shareholder support services (“Shareholder Support Services”) for each series of the Corporation listed on Schedule A hereto, as such Schedule A may be amended or supplemented from time to time by mutual agreement (each, a “Portfolio”, and collectively, the “Portfolios”), and BTNA is willing to provide those services on the terms and conditions set forth in this Agreement:

NOW, THEREFORE, the Corporation and BTNA hereby agree as follows:

1. The Corporation hereby retains BTNA, pursuant to the Shareholder Servicing Plan adopted by the Corporation (the “Plan”), to provide Shareholder Support Services of the type described herein:

(a) BTNA will provide, or arrange for other parties, including broker/dealers, banks, trust companies, investment advisers, and other financial institutions and intermediaries with which BTNA has written shareholder sub-servicing agreements and whose clients/customers are Corporation shareholders (each such party a “Shareholder Sub-Servicing Agent”) to provide Shareholder Support Services.

(b) In consideration of the foregoing, the Corporation will pay BTNA a fee at the annual rate of fifteen one-hundredths of one percent (0.15%) of each of the Portfolio’s average daily net assets attributable to its clients/customers and clients/customers of any Shareholder Sub-Servicing Agents as compensation for providing Shareholder Support Services to such clients/customers (“Shareholder Servicing Fees”). BTNA’s payment will be accrued by the Corporation daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as BTNA shall request of the Corporation in writing.

(c) To the extent that BTNA engages a Shareholder Sub-Servicing Agent to assist it in providing Shareholder Support Services, BTNA shall be solely responsible for compensating any such Shareholder Sub-Servicing Agent for the Shareholder Servicing Fees that the Shareholder Sub-Servicing Agent is entitled to receive, which compensation shall be payable from BTNA’s Shareholder Servicing Fees.

(d) BTNA shall in its sole discretion determine the amount of any payments made by BTNA to a Shareholder Sub-Servicing Agent pursuant to this Agreement; provided, however, that in no event shall any payment to a Shareholder Sub-Servicing Agent increase the amount which the Corporation is required to pay to BTNA under this Agreement.

2. BTNA will be solely responsible for the payment of all expenses incurred by BTNA in providing Shareholder Support Services; except that the Corporation will pay the cost of typesetting, printing and delivering the Corporation’s prospectus to existing shareholders of the Portfolios and of preparing and printing subscription application forms for shareholder accounts.

3. The types of Shareholder Support Services that BTNA may provide include, but are not limited to, the following: answering customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares of the Corporation may be effected and other matters pertaining to the Corporation; assisting shareholders in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to establish and maintain shareholder accounts and records; assisting in processing purchase and redemption transactions; assisting in the wiring of funds; assisting in the transmission and receipt of funds in connection with customer orders to purchase or redeem shares; verifying and guarantying shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnishing (either separately or on an integrated basis with other reports sent to a shareholder by the Corporation) monthly and year-end statements and confirmation of purchases and redemptions; transmitting, on behalf of the Corporation or the relevant Portfolios, proxy statements, annual reports, updated prospectuses and other communications from the Corporation or the affected Portfolio to shareholders of Portfolios; receiving, tabulating and transmitting to the Corporation proxies executed by shareholders with respect to meetings of shareholders of the Corporation or a Portfolio; and providing such other related services as the Corporation or a shareholder may request.

4. BTNA will give the Corporation the benefit of its best judgment and efforts in rendering these services to the Corporation, and the Corporation agrees as an inducement to BTNA’s undertaking these services that BTNA will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect BTNA against any liability to the Corporation or to its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.

5. This Agreement will become effective on the date hereof and will remain in effect until [February 28, 2008], and thereafter for successive twelve-month periods, provided that such continuation is specifically approved at least annually by vote of a majority of the

Corporation’s Board of Directors, including a majority of directors of the Corporation who are not interested persons (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Corporation’s entire Board of Directors, and by a vote of a majority of the Corporation’s Directors who are not interested persons (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the affected Portfolio, on sixty (60) days’ written notice to BTNA, or by BTNA on (60) sixty days’ written notice to the Corporation.

6. This Agreement may not be transferred, assigned, hypothecated or pledged, in any manner, by BTNA, and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by BTNA. The terms “transfer” and “assignment” as used in this paragraph shall have the meanings ascribed thereto by the 1940 Act and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

7. Except to the extent necessary for BTNA to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict BTNA’s right, or the right of any officers, directors or employees who may also be a director, officer or employee of the Corporation, or of a person affiliated with the Corporation, as defined in the 1940 Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

OLD WESTBURY FUNDS, INC.

By:
Marc D. Stern
President

BESSEMER TRUST COMPANY, N.A.

By:
John G. MacDonald
Managing Director and Chief Financial Officer

SCHEDULE A

Old Westbury Funds, Inc. Portfolios

Fixed Income Fund

Global Small Cap Fund

International Fund

Large Cap Equity Fund

Mid Cap Equity Fund

Municipal Bond Fund

Real Return Fund

SHAREHOLDER SUB-SERVICING AGREEMENT

THIS SHAREHOLDER SUB-SERVICING AGREEMENT is made as of                         , 2007 by and between Bessemer Trust Company, N.A. (“BTNA”), having its principal place of business at 630 Fifth Avenue, New York, NY 10111 and                                                       (“Shareholder Sub-Servicing Agent”), having its principal place of business at                                                                                                                   .

WHEREAS, Old Westbury Funds, Inc. (the “Corporation”), an open-end management investment company organized as a Maryland corporation and registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940 (the “1940 Act”), is authorized to issue shares in one or more series; and

WHEREAS, the Corporation has adopted a Shareholder Servicing Plan (the “Plan”) on behalf of each series of the Corporation listed on Schedule A hereto (each, a “Portfolio”, and collectively, the “Portfolios”); and

WHEREAS, BTNA has entered into a shareholder servicing agreement with the Corporation (the “Shareholder Servicing Agreement”) that permits BTNA to perform, or arrange for other parties, including broker/dealers, banks, trust companies, investment advisers, and other financial institutions and intermediaries with which BTNA has written shareholder sub-servicing agreements and whose clients are Corporation shareholders, to provide shareholder support services under the Plan; and

WHEREAS, BTNA desires to retain that Shareholder Sub-Servicing Agent to provide Shareholder Support Services for its clients who are shareholders of each Portfolio listed on Schedule A hereto, as such Schedule A may be amended or supplemented from time to time by mutual agreement, and Shareholder Sub-Servicing Agent is willing to perform such Shareholder Support Services on the terms and conditions set forth in this Agreement and desires to enter into this Agreement to provide such Shareholder Support Services upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, BTNA and Shareholder Sub-Servicing Agent agree as follows:

Section 1. The types of Shareholder Support Services that the Shareholder Sub-Servicing Agent may provide for its clients include, but are not limited to the following: answering customer inquiries regarding account status and history, the manner in which purchases and redemptions of shares of the Corporation may be effected and other matters pertaining to the Corporation; assisting shareholders in designating and changing dividend options, account designations and addresses; providing necessary personnel and facilities to establish and maintain shareholder accounts and records; assisting in processing purchase and redemption transactions; assisting in the wiring of funds; assisting in the transmission and receipt of funds in connection with customer orders to purchase or redeem shares; verifying and guarantying shareholder signatures in connection with redemption orders and transfers and changes in shareholder designated accounts; furnishing (either separately or on an integrated basis with other reports sent to a shareholder by the Corporation) monthly and year-end statements and confirmation of purchases and redemptions; transmitting, on behalf of the Corporation or the relevant Portfolios, proxy statements, annual reports, updated prospectuses and other communications from the Corporation or a Portfolio to shareholders of the Portfolios; receiving, tabulating and transmitting to the Corporation proxies executed by shareholders with respect to meetings of shareholders of the Corporation or any affected Portfolio; and providing such other related services as BTNA may reasonably request.

Section 2. In consideration of the foregoing, BTNA will pay the Shareholder Sub-Servicing Agent a maximum fee at the annual rate of [fifteen] basis points [0.15%] of each of the Portfolio’s average daily net assets attributable to its clients to compensate Shareholder Sub-Servicing Agent for providing Shareholder Support Services to such clients. Such payment to Shareholder Sub-Servicing Agent will be payable on the last day of each calendar month for services provided hereunder during that month or on such other schedule as BTNA and the Shareholder Sub-Servicing Agent determine. BTNA may arrange for payments to Shareholder Sub-Servicing Agent to be made directly by a Portfolio.

Section 3. Except as otherwise provided herein, Shareholder Sub-Servicing Agent will be responsible for the payment of all expenses incurred by Shareholder Sub-Servicing Agent in rendering the foregoing services.

Section 4. Notwithstanding anything in this Agreement to the contrary, Shareholder Sub-Servicing Agent agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed hereunder is for the specific purpose of permitting Shareholder Sub-Servicing Agent to perform Shareholder Support Services set forth in this Agreement. Shareholder Sub-Servicing Agent agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except to the extent as necessary to carry out the Shareholder Support Services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

Shareholder Sub-Servicing Agent shall be in compliance with all regulations to which it is subject issued under the USA PATRIOT Act, and NASD Rules and/or NYSE Rules (as applicable) relating thereto, including without limitation rules requiring such party to implement an Anti-Money Laundering Program and a Customer Identification Program (“CIP”). Shareholder Sub-Servicing Agent will, upon BTNA’s reasonable request, not more than once each year, certify to BTNA that Shareholder Sub-Servicing Agent remains in compliance with such rules; specifically, that it (i) provides notices of its CIP to all new clients, (ii) obtains required identifying data elements for each client, (iii) reasonably verifies the identity of each new client (using the data elements), (iv) takes appropriate action with respect to persons the identities of whom it cannot verify, and (v) retains all records for required time periods, each at least to an extent required by relevant USA PATRIOT Act regulation and NASD Rules and/or NYSE Rules, as applicable.

Section 5. Shareholder Sub-Servicing Agent shall act solely for, upon the order of, and for the account of, its clients. For all purposes of this Agreement, the Shareholder Sub-Servicing Agent will be deemed to be an independent contractor, and will have no authority to act as agent for BTNA in any matter or in any respect. No person is authorized to make any representations concerning the Corporation or any Corporation Shares except those representations contained in the Corporation’s then current Prospectus and Statement of Additional Information and in such printed information as the Corporation or the Corporation’s distributor may subsequently prepare. The Shareholder Sub-Servicing Agent further agrees to deliver to its clients/customers invested in Corporate Shares, upon the request of BTNA, the Corporation or the Corporation’s distributor, copies of any amended Prospectus and Statement of Additional Information.

Section 6. Shareholder Sub-Servicing Agent and its employees will, upon request, be available during normal business hours to consult with BTNA or its designees concerning the performance of the Shareholder Sub-Servicing Agent’s responsibilities under this Agreement. In addition, Shareholder Sub-Servicing Agent will furnish to BTNA, the Corporation or their designees such information as BTNA, the Corporation or their designees may reasonably request (including, without limitation, periodic certifications confirming the provision to clients of the services described herein), and will otherwise cooperate with BTNA, the Corporation and their designees (including, without limitation, any auditors designated by the Corporation), in the preparation of reports to the Corporation’s Board of Directors concerning this Agreement, as well as any other reports or filings that may be required by law.

Section 7. Except to the extent necessary to perform Shareholder Sub-Servicing Agent’s obligations hereunder, nothing herein shall be deemed to limit or restrict Shareholder Sub-Servicing Agent’s right to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

Section 8. This Agreement will become effective with respect to each Portfolio on the date a fully executed copy of this Agreement is received by BTNA or its designee. Unless sooner terminated with respect to any Portfolio, this Agreement will continue with respect to a Portfolio until [            ], and thereafter will continue automatically for successive annual periods ending on [            ] of each year, provided such continuance is specifically approved at least annually by the vote of a majority of the members of the Board of Directors of the Corporation, including a majority of the directors who are not “interested persons” (as such term is defined in the 1940 Act) and who have no direct or indirect financial interest in the Plan relating to such Corporation or any agreement relating to such Plan, including this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

This Agreement will automatically terminate with respect to a Portfolio in the event of its assignment (as such term is defined in the 1940 Act), unless otherwise continued by BTNA. This Agreement may be terminated with respect to any Portfolio by BTNA or by Shareholder Sub-Servicing Agent, without penalty, upon ten days’ prior written notice to the other party.

Section 9. All notices and other communications to either the Shareholder Sub-Servicing Agent or BTNA will be duly given if mailed, emailed or faxed to the appropriate address set forth on page 1 hereof, or at such other address as either party may provide in writing to the other party.

Section 10. This Agreement supersedes any other agreement between the parties or Shareholder Sub-Servicing Agent and any other party relating to the provision of Shareholder Support Services to Shareholder Sub-Servicing Agent’s clients/customers who beneficially own shares of the Corporation and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein shall be deemed to have been material and relied on by each party, notwithstanding any investigation made by either party or on behalf of either party, and shall survive the execution and delivery of this Agreement.

The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. This Agreement shall be governed by and construed in accordance with the laws (other than conflict of laws rules) of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.

BESSEMER TRUST COMPANY, N.A
Shareholder Sub-Servicing Agent

By:	By:
Print Name:	Print Name:
Title:	Title:

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